Theravance and Astellas Announce FDA Approval of VIBATIV(TM) (telavancin) for the Treatment of Complicated Skin and Skin Structure Infections

SOUTH SAN FRANCISCO, CA and DEERFIELD, IL -- (Marketwire - September 11, 2009) - Theravance, Inc. (NASDAQ: THRX) and Astellas Pharma US, Inc. announced today that the U.S. Food and Drug Administration (FDA) has approved VIBATIV™ (telavancin) for the treatment of adult patients with complicated skin and skin structure infections (cSSSI) caused by susceptible Gram-positive bacteria, including Staphylococcus aureus, both methicillin-resistant (MRSA) and methicillin-susceptible (MSSA) strains. VIBATIV is a bactericidal, once-daily injectable lipoglycopeptide antibiotic discovered by Theravance.

"We are very pleased with the FDA's approval of VIBATIV, and extremely excited about the prospect of bringing this new medicine to the market," said Rick E Winningham, Theravance's Chief Executive Officer. "This is a significant event that marks the first approved indication for VIBATIV and validates Theravance's strategies in drug discovery and development. We believe that VIBATIV will become an important medicine addressing the urgent medical need for new antibiotics to treat Gram-positive infections caused by MRSA."

"VIBATIV has demonstrated its efficacy and safety in clinical trials for the treatment of Gram-positive complicated skin and skin structure infections which included the largest cohort of patients with methicillin-resistant Staphylococcus aureus studied to date," said Ralph Corey, M.D., Professor of Medicine at the Duke University Medical Center and the principal investigator in the ATLAS program. "I believe VIBATIV will be a welcome addition for physicians treating this serious infection."

"VIBATIV will provide physicians with a new option to help their patients and demonstrates our long-standing commitment to the anti-infective community," said Seigo Kashii, President and Chief Executive Officer at Astellas Pharma US, Inc. "This approval milestone is a good example of Astellas' strong focus on improving the health of patients around the world through innovative medications."

VIBATIV will be marketed and sold by Astellas and is expected to be commercially available in the United States during the fourth quarter of 2009. Theravance will collaborate with Astellas in marketing in the United States for the first three years following approval.

About VIBATIV

VIBATIV was discovered by Theravance in a research program dedicated to finding new antibiotics for serious infections due to Staphylococcus aureus and other Gram-positive bacteria, including MRSA. VIBATIV is a bactericidal, once-daily, injectable lipoglycopeptide antibiotic with a dual mechanism of action whereby VIBATIV both inhibits bacterial cell wall synthesis and disrupts bacterial cell membrane function. VIBATIV is indicated for the treatment of adult patients with cSSSI caused by susceptible isolates of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-susceptible and -resistant isolates), Streptococcus pyogenes, Streptococcus agalactiae, Streptococcus anginosus group (includes S. anginosus, S. intermedius and S. constellatus) and Enterococcus faecalis (vancomycin-susceptible isolates only).

About ATLAS I and ATLAS II Clinical Studies

The VIBATIV Phase III clinical program consisted of two large, multinational, double-blind, randomized Phase III clinical studies, ATLAS I and ATLAS II designed to compare the efficacy and safety of VIBATIV (10 mg/kg IV once daily) versus vancomycin (1 gm IV q 12hr) in adult patients with cSSSI caused by Gram-positive bacteria. A total of 1,867 patients were enrolled and treated, 719 of whom had infections with MRSA. In both of these studies, VIBATIV achieved its primary endpoint of non-inferiority relative to the standard of care, vancomycin. VIBATIV has not been studied in children.

Important Safety Information

Fetal Risk

Women of childbearing potential should have a serum pregnancy test prior to administration of VIBATIV. Avoid use of VIBATIV during pregnancy unless the potential benefit to the patient outweighs the potential risk to the fetus. Adverse developmental outcomes observed in three animal species at clinically relevant doses raise concerns about potential adverse developmental outcomes in humans. If not already pregnant, women of childbearing potential should use effective contraception during VIBATIV treatment.

Nephrotoxicity

New onset or worsening renal impairment occurred in patients who received VIBATIV. Renal adverse events were more likely to occur in patients with baseline comorbidities known to predispose patients to kidney dysfunction and in patients who received concomitant medications known to affect kidney function. Monitor renal function in all patients receiving VIBATIV prior to initiation of treatment, during treatment, and at the end of therapy. If renal function decreases, the benefit of continuing VIBATIV versus discontinuing and initiating therapy with an alternative agent should be assessed. Clinical cure rates in telavancin-treated patients were lower in patients with baseline CrCl less than or equal to 50 mL/min compared to those with CrCl greater than 50 mL/min. Consider these data when selecting antibacterial therapy for use in patients with baseline moderate/severe renal impairment.

Geriatric Use

Telavancin is substantially excreted by the kidney, and the risk of adverse reactions may be greater in patients with impaired renal function. Because elderly patients are more likely to have decreased renal function, care should be taken in dose selection in this age group.

Infusion Related Reactions

VIBATIV is a lipoglycopeptide antibacterial agent and should be administered over a period of 60 minutes to reduce the risk of infusion-related reactions. Rapid intravenous infusions of the glycopeptide class of antimicrobial agents can cause "Red-man Syndrome"-like reactions including: flushing of the upper body, urticaria, pruritus, or rash.

Clostridium difficile-Associated Diarrhea

Clostridium difficile-associated diarrhea (CDAD) has been reported with nearly all antibacterial agents and may range in severity from mild diarrhea to fatal colitis. CDAD must be considered in all patients who present with diarrhea following antibiotic use.

Development of Drug Resistant Bacteria

Prescribing VIBATIV in the absence of a proven or strongly suspected bacterial infection is unlikely to provide benefit to the patient and increases the risk of the development of drug-resistant bacteria. As with other antibacterial drugs, use of VIBATIV may result in overgrowth of nonsusceptible organisms, including fungi.

QTc Prolongation

Caution is warranted when prescribing VIBATIV to patients taking drugs known to prolong the QT interval. In a study involving healthy volunteers, VIBATIV prolonged the QTc interval. Use of VIBATIV should be avoided in patients with congenital long QT syndrome, known prolongation of the QTc interval, uncompensated heart failure, or severe left ventricular hypertrophy.

Coagulation Test Interference

VIBATIV does not interfere with coagulation, but does interfere with certain tests used to monitor coagulation such as prothrombin time, international normalized ratio, activated partial thromboplastin time, activated clotting time, and coagulation based factor Xa tests. Blood samples for these coagulation tests should be collected as close as possible prior to a patient's next dose of VIBATIV.

Adverse Reactions

The most common adverse reactions (greater than or equal to 10% of patients treated with VIBATIV) observed in the Phase III cSSSI clinical trials were taste disturbance, nausea, vomiting, and foamy urine.

In the Phase III cSSSI clinical trials, serious adverse events were reported in 7% of patients treated with VIBATIV and most commonly included renal, respiratory, or cardiac events. Serious adverse events were reported in 5% of vancomycin-treated patients, and most commonly included cardiac, respiratory, or infectious events.

For additional important safety information including boxed warning, please see the Prescribing Information, Medication Guide, and Dear Healthcare Provider Letter.

Conference Call and Webcast Information

Theravance has scheduled a conference call to discuss this announcement on Monday, September 14, 2009 at 8:00 a.m. Eastern Daylight Time. To participate in the live call by telephone, please dial 877-440-5788 from the U.S., or 719-325-4871 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting Theravance's web site at www.theravance.com. To listen to the live call, please go to Theravance's web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on Theravance's web site for 30 days through October 14, 2009. An audio replay will also be available through 11:59 p.m. Eastern Daylight Time on September 28, 2009 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 4780656.

About the VIBATIV Collaboration

In November 2005, Theravance entered into a collaboration arrangement with Astellas Pharma Inc. for the development and commercialization of VIBATIV worldwide except Japan. In July 2006, Theravance and Astellas expanded the collaboration to include Japan. Under the terms of the collaboration, Theravance is responsible for the development of and U.S. FDA filings for VIBATIV for the treatment of (i) complicated skin and skin structure infections and (ii) nosocomial pneumonia. Theravance is also responsible for the manufacture of approximately six months of first commercial sale stock for launch of VIBATIV in the United States. Astellas is responsible for all other development, regulatory, manufacturing, sales and marketing activities. Theravance will collaborate with Astellas in marketing in the United States for the first three years following approval.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. The company's key programs include: VIBATIV with Astellas Pharma Inc. and the Horizon program and Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) program with GlaxoSmithKline plc. By leveraging its proprietary insight of multivalency toward drug discovery, Theravance is pursuing a next generation strategy designed to discover superior medicines in areas of significant unmet medical need. For more information, please visit the company's web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

About Astellas

Astellas Pharma US, Inc., located in Deerfield, Illinois, is a U.S. affiliate of Tokyo-based Astellas Pharma Inc. Astellas is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. The organization is committed to becoming a global category leader in focused areas by combining outstanding R&D and marketing capabilities. In the US, Astellas markets products in the areas of Immunology, Urology, Anti-Infectives, Cardiovascular and Dermatology. For more information about Astellas Pharma US, Inc., please visit our website at www.us.astellas.com.

VIBATIV is a trademark of Astellas Pharma Inc.

This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals and timing of clinical studies and product commercialization, statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the timing of seeking regulatory approval of our product candidates, statements concerning enabling capabilities of Theravance's approach to drug discovery and its proprietary insights, and statements regarding expectations for product candidates through development and commercialization and projections of revenue and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, delays or failure to achieve regulatory approvals for, or to successfully launch, product candidates, risks of relying on third-party manufacturers for the supply of our product candidates and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Theravance's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 5, 2009 and the risks discussed in our other periodic filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Theravance, Inc.
Michael W. Aguiar
Senior Vice President and Chief Financial Officer
650-808-4100
investor.relations@theravance.com

Astellas Pharma US, Inc.
Corporate Communications
Maribeth Landwehr
847-317-8988
maribeth.landwehr@us.astellas.com

Jenny Keeney
847-317-5405
jenny.keeney@us.astellas.com